UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 15, 2007

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On November 1, 2007, Ferro Corporation announced it would discontinue porcelain enamel frit manufacturing in Rotterdam, The Netherlands by the summer of 2008, and that it would consolidate frit manufacturing at other European sites. As a result of the manufacturing consolidation, the Company expects to record a pre-tax charge of $5.9 million in the quarter ended September 30, 2007, pursuant to an agreement reached with workers' representatives on September 20, 2007. Each employee was notified on October 15, 2007. The charge includes approximately $4.0 million in employee severance and pension costs and approximately $1.9 million in asset impairment costs. The charge is expected to reduce diluted earnings per share in the 2007 third quarter by approximately 10 cents.

The Company expects to record additional charges in future periods that will result in cash expenditures of approximately $17 million related to the manufacturing consolidation through the third quarter of 2008. These charges include approximately $13 million in expected employee severance costs and approximately $4 million in costs associated with closing the facility.

A copy of the press release announcing the manufacturing consolidation is attached, hereto, as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information set forth under Item 2.02 of this Current Report on From 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

November 2, 2007	By:	James C. Bays

Name: James C. Bays
Title: Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release